Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Earns $.42 Per Share in First Quarter 2007

Bakersfield, Calif. -- (BUSINESS WIRE) -- May 2, 2007 -- Berry Petroleum Company (NYSE:BRY) earned net income of $18.9 million, or $.42 per diluted share, for the three months ending March 31, 2007, down from net income of $23.3 million, or $.52 per diluted share in the first quarter of 2006, according to Robert F. Heinemann, president and chief executive officer.

For the first quarter of 2007, net production averaged 25,490 barrels of oil equivalent per day (BOE/d), an increase of 9% from the 23,461 BOE per day achieved in the first quarter of 2006 but down compared to fourth quarter 2006 production of 26,889. The average realized sales price, net of hedging, for the first quarter of 2007 was $43.84 per BOE, down 10% from the $48.45 per BOE received in the 2006 period. Revenues were flat at $117 million for each quarter period. Discretionary cash flow totaled $53 million in the first quarter of 2007, down from $55.5 million in the comparable 2006 period, but higher than the $51.7 million achieved in the fourth quarter. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

Net income for the first three months of 2007 was down from the comparable 2006 period due to lower realized oil and gas prices, higher operating costs that reflect a 15% increase in steam volumes in California, and increased depreciation, depletion & amortization (DD&A) charges related to increased development activity and increased interest expense.
Mr. Heinemann stated, “We have a positive outlook for our production volumes going forward. For 2007 we are targeting net average production of between 27,000 and 28,000 BOE/d as we see our production volumes growing in each of the remaining quarters of 2007. For the first quarter, production was down on our Uinta basin assets due to refinery constraints which hampered crude deliveries and caused us to shut in wells. Production is back on track in the Uinta region at approximately 6,000 BOE/d.

Berry Petroleum Company News - May 2, 2007

“Performance of our California growth assets is good with solid increases in our Poso Creek and Ethel D production. We plan to accelerate development at Poso Creek with over 70 wells this year as the reservoir performance is above expectations. Our diatomite asset is performing well. It averaged 600 Bbl/d in the first quarter of 2007 compared to 400 Bbl/d in the fourth quarter of 2006 and is currently approaching 1,000 Bbl/d with a field-wide steam to oil ratio of 7 to 1. Our next phase for development drilling in the diatomite is scheduled for the second half of the year. Production from our most mature California assets declined and we are focused on improving the subsurface heat transfer here. Additionally, we plan to drill several horizontal infill wells on our South Midway-Sunset properties in the second and third quarters of 2007.

“We are executing our development program as expected in the Piceance and DJ basins. In the Piceance basin, the completion of the Garden Gulch mesa pipeline late in the first quarter will enable significant production growth, and subsequent to the quarter end, three North Parachute Ranch wells and eight Garden Gulch wells have been completed and put on production. Twelve additional wells are expected to be drilled and on production by the end of the second quarter of 2007. We are making excellent progress in reducing our days to drill these wells, and thus reducing the cost, and have expectations to consistently drill our mesa wells in less than 25 days. Production from our Piceance wells is on target with our first 30 days production averaging in excess of 1.2 MMcf/d per well. Companywide we expect production in the second quarter to increase to average nearly 27,000 BOE/d.

“We anticipate that our capital expenditures for 2007 will range from $227 million to $267 million and will vary based on our cash flow and overall well response. Our cash flow from operations is expected to fund a high percentage of our development activities.

Operations

During the first quarter of 2007 the Company drilled 124 gross (88 net) wells with a success rate of 99 percent. For the first quarter of 2007 and 2006, net production in BOE per day from each of Berry’s operating regions was as follows:

	2007 Production		2006 Production
California	16,184	63%	15,505	66%
Rocky Mountain Region	9,306	37%	7,956	34%
Total BOE per day	25,490	100%	23,461	100%

The mix of oil and natural gas production was as follows:

	2007 Production		2006 Production
Oil Production (Bbls)	19,373	76%	18,710	80%
Natural Gas (BOE)	6,117	24%	4,751	20%
Total BOE per day	25,490	100%	23,461	100%

Ralph J. Goehring, executive vice president and chief financial officer, stated, “Total oil and gas operating costs of $33.6 million in the first quarter of 2007 were slightly less than the $33.8 million we incurred in the fourth quarter of 2006. On a per BOE basis our cost was up about 7% as production volumes were down. Cost pressures do remain, but we are working to offset them with improved efficiencies. Our cost per BOE was up by 20% from the first quarter of 2006 primarily due to an increase in steam costs, company and contract labor and transportation, compression and gathering costs. We are moving forward on the sale of our Montalvo properties and expect to receive approximately $60 million before adjustments in the second quarter. We have a very active development program for the remainder of the year and expect to see increasing production, and assuming stable oil and gas price realizations, increasing cash flows and earnings for the next several quarters.”

Berry Petroleum Company News - May 2, 2007

Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended
	03/31/07	03/31/06	12/31/06
Net cash provided by operating activities	$11.6	$25.3	$58.1
Add back: Net increase (decrease) in current assets	13.3	1.9	(1.7)
Add back: Net decrease (increase) in current liabilities	28.1	28.3	(4.7)
Discretionary cash flow	$53.0	$55.5	$51.7

All comparative per share amounts in this news release have been adjusted for the two-for-one stock split that became effective May 17, 2006.

Teleconference Call
An earnings conference call will be held Wednesday, May 2, 2007 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Dial 1-800-798-2801 to participate, using passcode 36850955. International callers may dial 617-614-6205. For a digital replay available until May 16, 2007 dial 1-888-286-8010 (passcode 24310571). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “targeting,” “plan,” “will,” “anticipate,” “expect,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of our 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 and all material changes are updated in Part II, Item 1A within our Form 10-Q filed May 2, 2007.

Berry Petroleum Company News - May 2, 2007

CONDENSED STATEMENTS OF INCOME
(In thousands)
(unaudited)

	Three Months
	03/31/07	03/31/06(1)
Revenues
Sales of oil and gas	$101,773	$101,932
Sales of electricity	14,596	15,169
Interest and other income, net	1,110	493
Total	117,479	117,594
Expenses
Operating costs - oil & gas	33,610	25,738
Operating costs - electricity	14,170	14,332
Production taxes	3,815	3,233
Depreciation, depletion & amortization - oil & gas	18,725	13,223
Depreciation, depletion & amortization - electricity	762	767
General and administrative	10,307	8,314
Interest	4,292	1,577
Commodity derivatives	-	4,828
Dry hole, abandonment & impairment, exploration	649	7,498
Total	86,330	79,510

Income before income taxes	31,149	38,084
Provision for income taxes	12,294	14,833

Net income	$18,855	$23,251

Basic net income per share	$0.43	$0.53
Diluted net income per share	$0.42	$0.52
Cash dividends per share	$0.075	$0.065

Weighted average common shares:
Basic	43,916	43,988
Diluted	44,631	45,004

(1) The 2006 per share and share amounts have been restated to give retroactive effect to the two-for-one stock split that became effective on May 17, 2006.

Berry Petroleum Company News - May 2, 2007

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	03/31/07	12/31/06
Assets
Current assets	$116,687	$98,809
Properties, buildings & equipment, net	1,142,892	1,080,631
Other assets	17,318	19,557
	$1,276,897	$1,198,997
Liabilities & Shareholders’ Equity
Current liabilities	$188,566	$215,403
Deferred income taxes	102,758	103,515
Long-term debt	470,000	390,000
Other long-term liabilities	81,317	62,379
Shareholders’ equity	434,256	427,700
	$1,276,897	$1,198,997

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months
	03/31/07	03/31/06
Cash flows from operating activities:
Net income	$18,855	$23,251
Depreciation, depletion & amortization (DD&A)	19,487	13,990
Dry hole, abandonment & impairment	(68)	4,985
Commodity derivatives	439	4,828
Stock-based compensation	1,792	1,014
Deferred income taxes	12,311	7,464
Other, net	209	52
Net changes in operating assets and liabilities	(41,408)	(30,267)

Net cash provided by operating activities	11,617	25,317

Net cash used in investing activities	(76,576)	(206,084)
Net cash provided by financing activities	64,638	180,162

Net decrease in cash and cash equivalents	(321)	(605)

Cash and cash equivalents at beginning of year	416	1,990

Cash and cash equivalents at end of period	$95	$1,385

Berry Petroleum Company News - May 2, 2007

COMPARATIVE OPERATING STATISTICS
(unaudited)
	Three Months

	03/31/07	03/31/06	Change
Oil and gas:
Net production-BOE per day	25,490	23,461	+9%
Per BOE:
Average sales price before hedges	$43.62	$50.04	-13%
Average sales price after hedges	$43.84	$48.45	-10%

Operating costs - oil and gas	$14.65	$12.19	+20%
Production taxes	1.66	1.53	+8%
Total operating costs	16.31	13.72	+ 19%

DD&A - oil and gas	8.16	6.26	+30%
General & administrative expenses	4.49	3.94	+14%

Interest expense	$1.69	$0.75	+125%

# # #